Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Current Report on Form 8-K of United Financial Bancorp, Inc., formerly known as Rockville Financial, Inc., of our report dated March 13, 2014, relating to the consolidated financial statements of United Financial Bancorp, Inc. and subsidiary (Legacy United) contained in Exhibit 99.1 to this Current Report on Form 8-K. In addition, we consent to the incorporation by reference of said report in the Registration Statement of United Financial Bancorp, Inc., formerly known as Rockville Financial, Inc., on Form S-8 (File Nos. 333-173469, 333-188296 and 333-195641).

/s/ Wolf & Company, P.C.

Boston, MA

August 29, 2014